Exhibit 99.1

Limoneira Company Announces Change to Board of Directors

SANTA PAULA, Calif.-- (BUSINESS WIRE) – October 27, 2022 – The Board of Directors of Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced the resignation of Robert M. Sawyer, effective November 1, 2022. Barbara Carbone has been appointed to the Board of Directors, effective November 1, 2022. Ms. Carbone will also serve as a member of the Board’s Audit and Finance Committee and Risk Management Committee.

The actions announced today are in addition to the enhancements made to the Board earlier this year with the appointment of Scott S. Slater as Chairperson of the Board of Directors, replacing Gordon E. Kimball, and the resignation of Amy Fukutomi as a director of the Company, who now serves as the Vice President of Compliance & Corporate Secretary. Following the appointment of Ms. Carbone, the Board is now comprised of nine directors, eight of whom are independent.

Limoneira Chairperson of the Board, Scott S. Slater, stated, “The change announced today is a continuation of our commitment to diversifying and strengthening the expertise of our Board. Barbara has a broad range of experience, particularly with respect to finance, accounting and auditing, combined with a fresh perspective that will make her an invaluable member as we continue to move Limoneira forward as a company. I also want to thank Rob for his invaluable service and contributions to the Board over the past 37 years. His extensive knowledge of California real estate, land use and environmental laws and regulations was instrumental in guiding our Company.”

Limoneira President and Chief Executive Officer of the Company, Harold S. Edwards, stated, “We thank Rob for his many years of dedication and welcome Barbara to our Board at a key time of growth for Limoneira. Our Company is founded on a deep dedication to sustainability, and we are committed to being a catalyst for positive change in the world and our communities. I have the highest confidence we have stacked our Board with the right talent that embraces and emboldens our mission and will be active in guiding our Company as we move toward an asset light business model and expand our operational footprint globally.”

Ms. Carbone currently serves on the KPMG Retired Partners Council. From 1981 through September 2019, she served in several accounting and auditing-related roles at KPMG LLP, a multinational accounting and advisory firm. Prior to her retirement she served on the KPMG Partnership Audit Committee for six years including three years as the chairperson. Ms. Carbone serves as a member of the board of directors and chairperson of the audit committee of TrueCar, Inc.  She serves as a member of the board of directors, a member of the audit committee and chair of the compensation committee of DZS Inc. Ms. Carbone is also a member of the board of directors of Side by Side, a community-based, non-profit organization serving at-risk youth and their families, and the Exploratorium, a museum of science, technology and arts in San Francisco. From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs. Ms. Carbone has a B.S. in Business Administration (Accountancy) from California State University at Sacramento.

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors

John Mills

Managing Partner

ICR 646-277-1254